HEI Exhibit 4.5(h)
AMENDMENT 2023-2
TO THE
AMERICAN SAVINGS BANK 401(k) PLAN
FLEXIBLE WITHDRAWAL FORMS OF BENEFIT
FOLLOWING SEVERANCE FROM SERVICE

This Amendment 2023-2 is made to the American Savings Bank 40l(k) Plan (the “Plan” or “ASB 40l(k) Plan”) for the purpose of providing Plan participants with new flexible withdrawal forms of benefit following severance from employment, as follows:

1.    Effective on and after January 1, 2024, with respect to “Forms of Benefit Following Severance of from Employment,” Section 6.4 of the Plan is amended to state in its entirety as follows:
Section 6.4    Forms of Benefit Following Severance from Employment
Notwithstanding any other provision of the Plan to the contrary, a Participant may, in a manner prescribed by the Administrator in its sole discretion, elect to withdraw all or a portion of their benefits (reduced by any outstanding loan balance) as either an (i) on-demand distribution of a certain dollar amount or percentage of their benefit or (ii) pre-set periodic distributions of a certain dollar amount or percentage of their benefit. More specifically, the forms of benefits available to Participants and Beneficiaries following severance from employment are:
(a)A single sum (also known as a lump sum) payable as soon as administratively feasible following completion of all applicable distribution forms;

(b)Systematic Scheduled Distributions. A Participant may elect to receive the balance of his or her benefit pursuant to a systematic schedule in monthly, quarterly, or annual installments, or in any other frequency of installments that has been approved by the Administrator, in its sole discretion. A Participant may request systematic scheduled installments in the form of:

(i) a fixed dollar amount over a period elected by the Participant;
(ii) a fixed percent of their benefit; or
(iii) substantially equal amounts over the life expectancy of the
Participant.

(c)Periodic payments of required minimum distributions only, as described in Section 6.5; and

(d)Partial Distributions. A Participant may elect to receive a partial distribution of her or her Plan benefit at any time. Each such distribution

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shall be an amount in cash of not less than one thousand dollars ($1,000) and not subject to any restriction as to frequency.

All distributions shall be in cash, except for HEI common stock which can be paid in the form of shares of stock, or in cash in lieu of stock. A Participant shall be deemed to have made an election to receive HEI common stock in cash with respect any automatic distribution of $7,000 or less, in accordance with Section 6.2, unless the Participant affirmatively elects to receive the distribution in the form of HEI common stock before the automatic distribution is made. No fractional shares shall be issued; the value of any fractional share of stock shall be paid in cash.
Materials explaining the available forms of benefit and the benefit election procedures will be provided to Participants upon termination of employment, and a Participant may make a benefit election on the Trustee’s website or by contacting the Trustee by telephone. The materials shall describe the Participant’s right to defer distribution until Participant’s Normal Retirement Date and the consequences of failing to defer the distribution. Distribution materials shall be provided to the Participant no less thirty (30) days and no more than one hundred eighty (180) days before the distribution commences; provided, however, that the distribution may commence less than thirty (30) days after the distribution material are provided to the Participant if the materials clearly inform the Participant that the Participant has the right to a period of at least thirty (30) days after receiving the materials to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option) and, after receiving the materials, the Participant affirmatively elects a distribution.

This document is executed on December 21, 2023.

American Savings Bank, F.S.B.

By /s/ Beth Whitehead
Its Chief Administrative Officer

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